Exhibit 99.1

Hancock Fabrics, Inc.                                                                       FOR IMMEDIATE RELEASE
Corporate Headquarters
One Fashion Way
Baldwyn, MS 38824                                                                               March 21, 2007

Released by: Bruce Smith
                        (662) 365-6112

HANCOCK FABRICS FILES FOR CHAPTER 11 REORGANIZATION

Hancock Fabrics, Inc. (NYSE symbol: HKF), announced today it has filed a voluntary petition for Chapter 11 relief in the United States Bankruptcy Court for the District of Delaware. Its subsidiaries are also filing for the same relief. Hancock took this action so that it can use the reorganization process to improve the Company's operating performance, reduce its secured debt over time, close underperforming locations, and exit Chapter 11.

Hancock announced that it has negotiated a consensual $105 million DIP (debtor-in-possession) financing arrangement with Wachovia Bank, N.A., in which Hancock will gain additional borrowing capacity necessary to operate successfully under Chapter 11. The Company is also in the final stages of negotiating an additional loan of up to $17.5 million with another lender.

Yesterday, the Company announced that it had completed a review of each of its store locations and had decided to close 104 stores, in addition to the 30 store closings announced in a press release dated February 8, 2007.

Jane Aggers, President and CEO, stated, "The process of reorganizing Hancock Fabrics under Chapter 11 is a necessary step to reposition the Company for the future. It allows us to focus our attention and resources entirely on further improving our better-performing stores and right-sizing our back-office operations and distribution center. We intend to complete the reorganization as quickly as possible, while taking the actions necessary to preserve value for our creditors, customers, employees and other stakeholders."

Hancock has filed a number of "First Day Motions" in the bankruptcy court to support its employees, customers, vendors and other stakeholders. Among other things, the court filings include requests to continue to pay Hancock's employees and to fulfill the needs of the Company's customers as they relate to gift cards, merchandise returns, classes and other services.

Hancock Fabrics, Inc. - America's Fabric Store - is committed to serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines, through retail stores and an Internet store at www.hancockfabrics.com.

Forward-Looking Statement

Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. There are a number of factors that could cause the Company's actual results to differ materially from the expected results described in the Company's forward-looking statements.

There can be no assurance that the Company's restructuring will be successful. Risk factors related to the restructuring efforts that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following: (a) the Company's ability to continue as a going concern; (b) the Company's ability to obtain adequate financing; (c) the Company's success in obtaining various court approvals; (d) the ability of the Company to maintain reasonable business relationships with its merchandise and other vendors. Other risk factors are included in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2006 and other Company filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information or future events.